LIST OF SUBSIDIARIES OF REGISTRANT

1.       HAPL Leasing Co., Inc., a New York corporation

2.       Hirsch Equipment Connection, Inc., a Delaware corporation

3.       Pulse Microsystems, Ltd., a Canadian corporation

4.       Sedeco, Inc., a Texas corporation

5.       Sewing Machine Exchange, Inc., an Illinois corporation

6.       *Tajima USA, Inc., a Delaware corporation

7.      **HJ Grassroots, LLC, a Delaware limited liability company


 *Denotes a fifty-five (55%) per cent interest owned by the Registrant ** Denotes a fifty (50%) percent interest owned by the Registrant.